Quantum Technologies Files its Fiscal 2009 Annual Report; Receives Notice of Delisting by Nasdaq; Announces Plan to File a Request for Hearing; Sets Date for 2009 Annual Meeting of Stockholders

IRVINE, Calif., Jan. 27, 2010 /PRNewswire-FirstCall/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company" or "Quantum") (Nasdaq: QTWW) announced today that on January 26, 2010, it filed its Annual Report on Form 10-K for the fiscal year ended April 30, 2009 ("Annual Report"). The Company remains delinquent in filing its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2009 and October 31, 2009 ("Quarterly Reports"). As previously reported, The Nasdaq Stock Market ("Nasdaq") granted the Company an exception until January 25, 2010 to file the Annual Report and the Quarterly Reports and regain compliance with Nasdaq's Listing Rule 5250(c)(1) ("Nasdaq Rule").

Because the Company was unable to file the Quarterly Reports and regain full compliance with the Nasdaq Rule by January 25, 2010, on January 26, 2010 the Company received a letter from Nasdaq stating that the Company's common stock will be delisted from the Nasdaq Global Market at the opening of business on February 4, 2010, unless the Company requests an appeal by February 2, 2010. The Company will appeal the staff determination by requesting a hearing with a Nasdaq Hearings Panel. The hearing request will automatically stay the delisting for a period of 15 calendar days, until February 17, 2010. The Company's common stock will continue to trade on Nasdaq during the automatic 15 day stay period.

Although the Company expects to file the delinquent Quarterly Reports on or before February 17, 2010, the Company will request a stay of the delisting past February 17, 2010 through the hearing date to provide the Company with additional time, if required, to file the delinquent Quarterly Reports. If the Company's request is granted to stay the delisting past February 17, 2010 through the hearing date, then the Company's common stock will continue to trade on Nasdaq through the hearing date. There can be no assurance, however, that the Company's request to stay the delisting past February 17, 2010 will be granted.

2009 Annual Meeting of Stockholders and Stockholder Proposals

On January 26, 2010, Quantum announced that it will hold its 2009 Annual Meeting of Stockholders on March 30, 2010.

Because the date of the 2009 Annual Meeting has been moved by more than 30 days from the date of the Company's 2008 Annual Meeting of Stockholders, proposals of stockholders intended to be included in the Company's proxy materials for the 2009 Annual Meeting must be received by the Company prior to the close of business on February 6, 2010. Such proposals must be sent to the Corporate Secretary at 17872 Cartwright Road, Irvine, California 92614. All proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals failing to comply with the procedures of Rule 14a-8 will be excluded.

Stockholders also have the right under the Company's Amended and Restated Bylaws (the "Bylaws") to directly nominate director candidates and make other stockholder proposals by following specified procedures in advance notice provisions in the Bylaws. A stockholder proposal not included in the Company's proxy materials for the 2009 Annual Meeting will not be eligible for presentation at the 2009 Annual Meeting unless the stockholder gives timely notice of the proposal in proper written form to the Corporate Secretary at the address above and otherwise complies with the provisions in the Bylaws pertaining to stockholder proposals. Pursuant to the Bylaws, in order for notice of a stockholder proposal to be timely given, such notice must be received by the Corporate Secretary not later than the close of business on February 6, 2010. Such notice must set forth for each matter proposed to be brought before the 2009 Annual Meeting (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, and (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner.

About Quantum:

Quantum Fuel Systems Technologies Worldwide, Inc., a fully integrated alternative energy company, is a leader in the development and production of advanced propulsion systems, energy storage technologies, and alternative fuel vehicles. Quantum's portfolio of technologies includes electronic controls, hybrid electric drive systems, hydrogen storage and metering systems and alternative fuel vehicle technologies that enable fuel efficient, low emission hybrid, plug-in hybrid electric, fuel cell, and alternative fuel vehicles. Quantum's powertrain engineering, system integration, vehicle manufacturing, and assembly capabilities provide fast-to-market solutions to support the production of hybrid and plug-in hybrid, hydrogen-powered hybrid, fuel cell, natural gas, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum's customer base includes automotive OEMs, dealer networks, fleets, aerospace industry, military and other government entities, and other strategic alliance partners.

More information about Quantum's products and services can be found at http://www.qtww.com.

This release may be deemed to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements include, among other things, statements regarding future events, such as Quantum's ability to imminently file the Quarterly Reports and the intended date of Quantum's 2009 Annual Meeting. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: whether the Nasdaq Hearings Panel will stay the delisting beyond the automatic 15 day period; the availability of resources to prepare the Quarterly Reports; the possible delay associated with the review of the Securities and Exchange Commission ("SEC") of the Quarterly Reports; the ability of Quantum to timely prepare its 2009 proxy materials; and the possibility that the SEC may review and comment on Quantum's 2009 proxy materials, which could delay the date of the 2009 Annual Meeting. Quantum undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

For more information regarding Quantum, please contact:

Dale Rasmussen
Investor Relations
Email: DRasmussen@qtww.com
+1-206-315-8242

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Advanced Technology Center
17872 Cartwright Road, Irvine, CA 92614
Phone 949-399-4500 Fax 949-399-4600